Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

		For the Years Ended December 31,

		2004		2003		2002		2001		2000

		(dollars in thousands)

Income before taxes		$98,264		$93,202		$92,412		$78,677		$70,238
Add: Minority Interests in earnings of subsidiaries		—		—		—		—		21

Income before taxes and minority interests		98,264		93,202		92,412		78,677		70,259
Add: fixed charges		88,839		88,611		103,901		157,564		163,182

Earnings including interest expense - deposits	(a)	187,103		181,813		196,313		236,241		233,441
Less: interest expense - deposits		(51,204)		(51,564)		(68,582)		(118,253)		(123,745)

Earnings excluding interest expenses - deposits	(b)	$135,899		$130,249		$127,731		$117,988		$109,696

Fixed Charges:
Interest expense - deposits		$51,204		$51,564		$68,582		$118,253		$123,745
Interest expense - borrowings		37,635		37,047		35,319		39,311		39,437

Fixed charges including interest expense - deposits	(c)	88,839		88,611		103,901		157,564		163,182
Less: interest expense - deposits		(51,204)		(51,564)		(68,582)		(118,253)		(123,745)

Fixed charges excluding interest expense - deposits	(d)	$37,635		$37,047		$35,319		$39,311		$39,437

Earnings to fixed charges:
Excluding interest on deposits	((b) / (d))	3.61	x	3.52	x	3.62	x	3.00	x	2.78	x
Including interest on deposits	((a) / (c))	2.11		2.05		1.89		1.50		1.43